Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Restricted Stock Unit Agreement dated May 1, 2025 and the Performance-Based Restricted Stock Unit Agreement dated May 1, 2025 of Myriad Genetics, Inc. of our reports dated February 28, 2025, with respect to the consolidated financial statements of Myriad Genetics, Inc. and the effectiveness of internal control over financial reporting of Myriad Genetics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
May 1, 2025